Exhibit 3.7

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

(Regarding the Designation and Authorization of Series B Preferred Stock)

TO THE SECRETARY OF STATE

OF THE STATE OF IOWA:

Pursuant to the provisions of Section 490.1006 of the Iowa Business Corporation Act (the “IBCA”), the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation (“Articles of Amendment”) in connection with the designation and authorization of a series of preferred stock of the undersigned corporation designated as “6.625% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B” (the “Series B Preferred Stock”):

1.                                      The name of the corporation is AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY.

2.                                      On June 10, 2020, American Equity Investment Life Holding Company adopted Articles of Amendment containing the designation, authorization, and terms of the Series B Preferred Stock, which are set forth in Exhibit A attached hereto, and incorporated herein by reference as if set forth in full.

3.                                      The Articles of Amendment were duly adopted by the Board of Directors of  American Equity Investment Life Holding Company (the “Board of Directors”) without shareholder approval, as shareholder approval is not required pursuant to Sections 490.602 and 490.1005 of the IBCA.  The resolutions of the Board of Directors and the Executive Committee thereof were duly adopted and approved by the Board of Directors in the manner required by the IBCA and by the Articles of Incorporation of American Equity Investment Life Holding Company.

Dated this 16th day of June, 2020.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:	/s/ Renee D. Montz
Renee D. Montz
Executive Vice President, General
Counsel & Corporate Secretary

Exhibit A

CERTIFICATE OF DESIGNATIONS
OF

SERIES B PREFERRED STOCK

OF
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

In accordance with Article IV.B of the Articles of Incorporation of American Equity Investment Life Holding Company (the “Corporation”), the Board of Directors of the Corporation (the “Board”) and the Executive Committee of the Board have established voting powers, designations, preferences and relative, participating, option or other special rights, and the qualifications, limitations or restrictions of a series of preferred stock designated as “6.625% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B” and have stated and expressed such voting powers, designations, preferences and relative, participating, option or other special rights, and the qualifications, limitations or restrictions of such series of preferred stock in this Certificate of Designations (the “Certificate of Designations”) as follows:

1.                                      Designation.  The distinctive serial designation of such series of preferred stock is “6.625% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B” (the “Series B Preferred Stock”).  Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 5(a) below.

2.                                      Number of Shares.  The authorized number of shares of Series B Preferred Stock shall be 12,000.  Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock of the Corporation, less all shares of any other series of preferred stock authorized at the time of such increase) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by the Board. The Corporation may at any time and from time to time, without notice to or the consent of holders of the Series B Preferred Stock, issue additional shares of Series B Preferred Stock that shall form a single series with the Series B Preferred Stock initially authorized hereby, provided that such additional shares of Series B Preferred Stock are fungible for U.S. federal income tax purposes with the Series B Preferred Stock authorized hereby.  Shares of Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of preferred stock, shall be cancelled and shall revert to authorized but unissued shares of preferred stock of the Corporation undesignated as to series.

3.                                      Definitions.  As used herein with respect to the Series B Preferred Stock:

(a)                                 “Articles of Incorporation” shall mean the articles of incorporation of the Corporation, as the same may be amended or restated from time to time, and shall include this Certificate of Designations.

(b)                                 “Business Day” means any day other than (i) a Saturday or Sunday or a legal holiday or (ii) a day on which federal or state banking institutions in the Borough of

Manhattan, The City of New York, are authorized or obligated by law, executive order or regulation to close.

(c)                                  “Bylaws” means the Third Amended and Restated Bylaws of the Corporation, effective as of August 26, 2008, as the same may be amended or restated from time to time.

(d)                                 “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent with respect to the Series B Preferred Stock at such time.

(e)                                  “Certificate of Designations” has the meaning specified in the preamble.

(f)                                   “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.

(g)                                  “Dividend Payment Date” has the meaning specified in Section 5(a).

(h)                                 “Dividend Period” has the meaning specified in Section 5(a).

(i)                                     “Dividend Record Date” has the meaning specified in Section 5(a).

(j)                                    “DTC” means The Depository Trust Company.

(k)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)                                     “First Call Date” means September 1, 2025.

(m)                             “first series” has the meaning specified in Section 5(b).

(n)                                 “Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the weekly average yield to maturity for U.S. Treasury securities with a maturity of five years from the next Reset Date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case as published in the most recent H.15.  If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date.

(o)                                 “H.15” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

(p)                                 “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation that ranks junior to the Series B Preferred Stock as to the distribution of assets upon the Corporation’s liquidation, dissolution or winding-up.

(q)                                 “Liquidation Preference” has the meaning specified in Section 6(b).

(r)                                    “Parity Stock” means the Series A Preferred Stock and any other class or series of the Corporation’s stock that ranks equally with the Series B Preferred Stock in the distribution of assets upon the Corporation’s liquidation, dissolution or winding-up.

(s)                                   “person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

(t)                                    “Preferred Stock” means any and all series of preferred stock, having a par value of $1.00 per share, of the Corporation, including the Series B Preferred Stock.

(u)                                 “Preferred Stock Directors” has the meaning specified in Section 8(b).

(v)                                 “Rating Agency Event” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act), that then publishes a rating for the Corporation (a “Rating Agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series B Preferred Stock, which amendment, clarification or change results in:

(i)                                     the shortening of the length of time the Series B Preferred Stock is assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Series B Preferred Stock; or

(ii)                                  the lowering of the equity credit (including up to a lesser amount) assigned to the Series B Preferred Stock by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Series B Preferred Stock.

(w)                               “Registrar” means the registrar with respect to the Series B Preferred Stock, which shall initially be Computershare Trust Company, N.A., and its successors, including any successor appointed by the Corporation.

(x)                                 “Regulatory Capital Event” means that the Corporation becomes subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to the Corporation as a result of being so subject set forth criteria pursuant to which the liquidation preference amount of the Series B Preferred Stock would not qualify as capital under such capital adequacy guidelines, as the Corporation may determine at any time, in its sole discretion.

(y)                                 “Reset Date” means the First Call Date and each date falling on the fifth anniversary of the preceding Reset Date.

(z)                                  “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the beginning of such Reset Period.

(aa)                          “Reset Period” means the period from, and including, the First Call Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

(bb)                          “second series” shall have the meaning specified in Section 5(b).

(cc)                            “Securities Act” means the Securities Act of 1933, as amended.

(dd)                          “Series A Preferred Stock” means the Corporation’s 5.95% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series A.

(ee)                            “Transfer Agent” means the transfer agent with respect to the Series B Preferred Stock, which shall initially be Computershare Trust Company, N.A., and its successors, including any successor appointed by the Corporation.

(ff)                              “Voting Preferred Stock” means, with regard to any matter as to which the holders of Series B Preferred Stock are entitled to vote as specified in Section 8 of this Certificate of Designations, any other class or series of preferred stock of the Corporation ranking equally with the Series B Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding-up of the Corporation and upon which like voting rights have been conferred and are exercisable with respect to such matter.

4.                                      Ranking.  With respect to the distribution of assets upon the liquidation, dissolution or winding-up of the Corporation, the Series B Preferred Stock will rank in right of payment: (a) senior to any Junior Stock; and (b) equally with the Series A Preferred Stock and each other series of Parity Stock that the Corporation may issue (except for any senior series that may be issued with the requisite vote or consent of the holders of at least 66 2/3% of the shares of the Series B Preferred Stock at the time outstanding and entitled to vote) with respect to any distribution of assets upon the Corporation’s liquidation, dissolution or winding-up.

5.                                      Dividends.

(a)                                 Rate.  Dividends on the Series B Preferred Stock will not be mandatory.  Holders of Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board (or a duly authorized committee of the Board), out of funds legally available for the payment of dividends, under Iowa law, quarterly in arrears on the first day of March, June, September and December of each year, commencing on December 1, 2020 (each such date, a “Dividend Payment Date”), non-cumulative cash dividends that accrue for the relevant Dividend Period as follows:

(i)                                     from the date of original issue, to, but excluding, the First Call Date at a fixed rate per annum of 6.625% on the stated amount of $25,000 per share; and

(ii)                                  from the First Call Date, during each Reset Period, at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date plus 6.297% on the stated amount of $25,000 per share.

If the Corporation issues additional shares of Series B Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date if such shares are issued prior to the first Dividend Payment Date.  Dividends on Series B Preferred Stock issued after the first Dividend Payment Date will accrue from either the date on which such shares are issued (if such shares are issued on a Dividend Payment Date) or the Dividend Payment Date next preceding the date such shares are issued (if such shares are not issued on a Dividend Payment Date).

Dividends on the Series B Preferred Stock shall not be cumulative.  Accordingly, if the Board (or a duly authorized committee of the Board) does not declare a dividend on the Series B Preferred Stock payable in respect of any Dividend Period before the related Dividend Payment Date, (i) such dividend will not accrue, (ii) the Corporation will have no obligation to pay a dividend for that Dividend Period on the Dividend Payment Date or at any future time, whether or not dividends on the Series B Preferred Stock are declared for any future Dividend Period and (iii) no interest, or sum of money in lieu of interest, will be payable in respect of any dividend not so declared.

Dividends, if so declared, that are payable on the Series B Preferred Stock on any Dividend Payment Date will be payable to holders of record of the Series B Preferred Stock as they appear on the books of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board (or a duly authorized committee of the Board) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).  Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall (i) commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on, and include, the original issue date of the Series B Preferred Stock (provided that for any share of Series B Preferred Stock issued after the original issue date of the Series B Preferred Stock, the initial Dividend Period for such shares may commence on and include the original issue date of the Series B Preferred Stock if such shares are issued prior to the first Dividend Payment Date or otherwise will commence on and include the date on which such shares are issued (if it is a Dividend Payment Date) or the Dividend Payment Date

next preceding the date they are issued)) and (ii) end on, but exclude, the next Dividend Payment Date.

Dividends payable on the Series B Preferred Stock in respect of any Dividend Period shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.  If any Dividend Payment Date is a day that is not a Business Day, then the dividend with respect to that Dividend Payment Date will instead be paid on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment.

The applicable dividend rate for each Reset Period will be determined by the Calculation Agent, as of the applicable Reset Dividend Determination Date.  Promptly upon such determination, the Calculation Agent shall notify the Corporation of the dividend rate for the Reset Period.  The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period beginning on or after the First Call Date will be (i) on file at the Corporation’s principal offices, (ii) made available to any holder of Series B Preferred Stock upon request and (iii) final and binding in the absence of manifest error.

Holders of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series B Preferred Stock as specified in this Section 5 (subject to the other provisions of this Certificate of Designations).

(b)                                 Priority Dividends.  So long as any shares of Series B Preferred Stock remain outstanding for any Dividend Period, unless the full dividends for the latest completed Dividend Period on all outstanding shares of Series B Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), during a Dividend Period:

(i)                                     no dividend shall be declared or paid on the Common Stock or any other shares of Junior Stock or Parity Stock (except, in the case of Parity Stock, on a pro rata basis with the Series B Preferred Stock as described below), other than:

(A)                               any dividend paid on Junior Stock or Parity Stock in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or is other Junior Stock or (solely in the case of Parity Stock) other Parity Stock; or

(B)                               any dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock or other property under such plan, or the redemption or repurchase of any rights under such plan; and

(ii)                                  no Common Stock or other Junior Stock or Parity Stock (except, in the case of Parity Stock, on a pro rata basis with the Series B Preferred Stock as described below) shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than:

(A)                               as a result of a reclassification of Junior Stock for or into other Junior Stock or a reclassification of Parity Stock for or into other Parity Stock, as applicable,

(B)                               the exchange, redemption or conversion of one share of Junior Stock for or into another share of Junior Stock or the exchange, redemption or conversion of one share of Parity stock for or into another share of Parity Stock, as applicable,

(C)                               purchases, redemptions or other acquisitions of shares of Junior Stock or Parity Stock in connection with (x) any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors, consultants or independent contractors, (y) a dividend reinvestment or shareholder stock purchase plan, or (z) the satisfaction of the Corporation’s obligations pursuant to any contract relating to the foregoing clauses (x) or (y) outstanding at the beginning of the applicable Dividend Period requiring such purchase, redemption or other acquisition,

(D)                               the purchase of fractional interests in shares of Junior Stock or Parity Stock, as the case may be, pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged,

(E)                                through the use of the proceeds of a substantially contemporaneous sale of Junior Stock or Parity Stock, as applicable, or

(F)                                 in the case of Parity Stock, pro rata purchases, offers or other acquisitions for consideration by the Corporation to purchase all, or a pro rata portion of, the Series B Preferred Stock and such Parity Stock.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period) on the Series B Preferred Stock and any shares of Parity Stock, all dividends declared on the Series B Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series B Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.  As used in this paragraph, payment of dividends “in full” means, as to any Parity Stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such Parity Stock current in dividends, including undeclared dividends for past dividend periods.  To the extent a Dividend Period with respect to the Series B Preferred Stock or any shares of Parity Stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series, as applicable (in either case, a “second series”), then, for purposes of this paragraph, the Board (or a duly authorized committee of the Board) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any Parity Stock and Dividend Period(s) with respect to the Series B Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Parity Stock and the Series B Preferred Stock.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board (or a duly authorized committee of the Board) may be declared and paid on the Common Stock or any other shares of Junior Stock from time to time out of any funds legally available for such payment, and the Series B Preferred Stock shall not be entitled to participate in any such dividend.

Dividends on the Series B Preferred Stock will not be declared, paid or set aside for payment if the Corporation fails to comply, or if such act would cause the Corporation to fail to comply, with applicable laws, rules and regulations.

6.                                      Liquidation Rights.

(a)                                 Voluntary or Involuntary Liquidation.  In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series B Preferred Stock and any Parity Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to shareholders of the Corporation, after satisfaction of liabilities to creditors of the Corporation and any required distributions to holders of stock, if any, that ranks senior to the Series B Preferred Stock in the distribution of assets upon liquidation, dissolution or winding-up but before any distribution of assets is made to holders of Common Stock and any other Junior Stock, a liquidating distribution equal to the stated amount of $25,000 per share plus declared but unpaid dividends, without accumulation of any undeclared dividends.  Holders of the Series B Preferred Stock shall not be entitled to any other amounts from the Corporation after they have received their full liquidation preference.

(b)                                 Partial Payment.  If in any distribution described in Section 6(a) above the assets of the Corporation are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series B Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series B Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series B Preferred Stock and the holders of all such other Parity Stock.  In any such distribution, the “Liquidation Preference” of any holder of Series B Preferred Stock or Parity Stock shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued cumulative dividends, whether or not declared, as applicable).

(c)                                  Residual Distributions.  If the Liquidation Preference has been paid in full to all holders of Series B Preferred Stock and any Parity Stock, the holders of Junior Stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)                                 Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 6, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding-up of the Corporation.

7.                                      Redemption.

(a)                                 Optional Redemption.  The Series B Preferred Stock is perpetual and has no maturity date.  The Corporation may, at its option, redeem the shares of Series B Preferred Stock at the time outstanding upon notice given as provided in Section 7(c) below:

(i)                                     in whole or in part, from time to time, on or after the First Call Date, at a redemption price equal to the stated amount of $25,000 per share of Series B Preferred Stock, plus (except as provided below) an amount equal to any declared but unpaid dividends and the portion of the quarterly dividend per share attributable to the then-current Dividend Period that has not been declared and paid to, but excluding, the Redemption Date,

(ii)                                  in whole, but not in part, at any time prior to the First Call Date, within 90 days after the occurrence of a Rating Agency Event, at a redemption price equal to $25,500 per share of Series B Preferred Stock, plus (except as provided below) an amount equal to any declared but unpaid dividends and the portion of the quarterly dividend per share of Series B Preferred Stock attributable to the then-current Dividend Period that has not been declared and paid to, but excluding, the Redemption Date, or

(iii)                               in whole, but not in part, at any time prior to the First Call Date, within 90 days after the occurrence of a Regulatory Capital Event, at a redemption price equal to the stated amount of $25,000 per share of Series B Preferred Stock, plus (except as provided below) an amount equal to any declared but unpaid dividends and the portion of the quarterly dividend per share of Series B Preferred Stock attributable to the then-current Dividend Period that has not been declared and paid to, but excluding, the Redemption Date.

The redemption price for any shares of Series B Preferred Stock shall be payable on the Redemption Date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent.  Any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not constitute a part of or be paid to the holder entitled to receive the redemption price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on the Dividend Record Date relating to such Dividend Payment Date as provided in Section 5 above.  Holders of the Series B Preferred Stock will have no right to require the redemption or repurchase of the Series B Preferred Stock.

(b)                                 No Sinking Fund.  The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions.

(c)                                  Notice of Redemption.  Notice of every redemption of shares of Series B Preferred Stock shall be given by first-class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation.  Such mailing shall be not less than 30 days and not more than 60 days prior to the date fixed for redemption thereof.  Any notice mailed as provided in this Section 7(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series B Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred Stock.  Notwithstanding the foregoing, if the Series B Preferred Stock is held in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders of Series B Preferred Stock at such time and in any manner permitted by such facility.

Each such notice given to a holder shall state:  (i) the Redemption Date; (ii) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares of Series B Preferred Stock held by such holder are to be redeemed, the number of shares of such Series B Preferred Stock to be redeemed from such holder (if determinable at the time of such notice); (iii) the redemption price; (iv) if shares of Series B Preferred Stock are evidenced by definitive certificates, the place or places where holders may surrender certificates evidencing those shares of Series B Preferred Stock for payment of the redemption price; and (v) that dividends will not accrue for any period beginning on or after the Redemption Date.

(d)                                 Partial Redemption.  In case of any redemption of only part of the shares of Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or by such other method in accordance with the procedures of DTC. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series B Preferred Stock shall be redeemed from time to time.  If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)                                  Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the Redemption Date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date (i) dividends shall not accrue on all shares so called for redemption for any period beginning on or after the Redemption Date, (ii) all shares so called for redemption shall no longer be deemed outstanding and (iii) all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest.  Any funds unclaimed at the end of two years from the Redemption Date, to the extent permitted by law, shall be released from the trust so established and may be commingled with other funds of the Corporation, and after that time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

8.                                      Voting Rights.

(a)                                 General.  The holders of Series B Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)                                 Right to Elect Two Directors on Nonpayment of Dividends. Whenever dividends on any shares of Series B Preferred Stock shall have not been declared and paid for the equivalent of at least six Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of such shares of Series B Preferred Stock, voting together as a single class with holders of any and all other series of Voting Preferred Stock then outstanding, will be entitled to vote for the election of a total of two additional members of the Board (the “Preferred Stock Directors”), provided that the election of any such directors shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (the “NYSE”) (or any other exchange on which the securities of the Corporation may be listed) that listed companies must have a majority of independent directors and provided, further, that the Board shall at no time include more than two Preferred Stock Directors.  In that event, the number of directors on the Board shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series B Preferred Stock or of any other series of Voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the shares of Series B Preferred Stock and any such series of Voting Preferred Stock for at least four consecutive dividend periods (or the equivalent thereof, in the case of any other series of Voting Preferred Stock) following the Nonpayment shall have been fully paid.

If and when dividends for at least four consecutive Dividend Periods (or the equivalent thereof, in the case of any other series of Voting Preferred Stock) following a Nonpayment have been paid in full, the holders of the Series B Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of Voting Preferred Stock have terminated, the term of office of each Preferred Stock Director so elected shall immediately terminate and the number of directors on the Board shall automatically decrease by two.  In determining whether dividends have been paid for at least four consecutive Dividend Periods (or the equivalent thereof, in the case of any other series of Voting Preferred Stock) following a Nonpayment, the Corporation may take account of any dividend the Corporation elects to pay for such a Dividend Period after the regular Dividend Payment Date for that period has passed.  Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series B Preferred Stock and any other shares of Voting Preferred Stock then outstanding (voting together as a class) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series B Preferred Stock and any other shares of Voting Preferred Stock then outstanding (voting together as a class) when they have the voting rights described above, provided that the filling of any such vacancy shall not cause the Corporation to violate the corporate governance requirement of the NYSE (or any other exchange on which the securities of the Corporation may be listed) that listed companies must have a majority of independent directors.  Any such vote to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting called at the request of the holders of record of at least 20% of the Series B Preferred Stock or of any other series of Voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(c)                                  Other Voting Rights.  So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, the affirmative vote or consent of the holders of at least 66 2/3% of the shares of Series B Preferred Stock, voting separately as a class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)                                     Authorization of Senior Stock.  Any amendment or alteration of the Articles of Incorporation to authorize or increase the authorized amount of, or issue any shares of any class or series or any obligation or securities convertible into shares of any class or series of the Corporation’s capital stock ranking senior to the Series B Preferred Stock in the distribution of assets on any liquidation, dissolution or winding-up of the Corporation;

(ii)                                  Amendment of Articles of Incorporation, Bylaws or Certificate of Designations.  Any amendment, alteration or repeal of any provision of the Articles of Incorporation (including this Certificate of Designations) or the Bylaws that would alter or change the voting powers, preferences, privileges or special rights of the Series B Preferred Stock so as to affect them adversely; provided, however, that the amendment of the Articles of Incorporation so as to increase the amount of authorized or issued Series B Preferred Stock or authorized Common Stock or Preferred Stock, or so as to authorize or create, or to increase the authorized or issued amount of, any class or series of stock that does not rank senior to the Series B Preferred Stock in the distribution of assets on any liquidation, dissolution or winding-up of the Corporation shall not be deemed to affect adversely the voting powers, preferences, privileges or special rights of the Series B Preferred Stock; or

(iii)                               Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions.  Any consummation of (A) a binding share exchange or reclassification involving the Series B Preferred Stock, (B) a merger or consolidation of the Corporation with another entity (whether or not a corporation) or (C) a conversion, transfer, domestication or continuance of the Corporation into another entity or an entity organized under the laws of another jurisdiction, unless, in each case, (x) the shares of Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, or any such conversion, transfer, domestication or continuance, the shares of Series B Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series B Preferred Stock immediately prior to such consummation, taken as a whole.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation, or conversion, transfer, domestication or continuance described above would materially and adversely affect one or more but not all series of Voting Preferred Stock (including the Series B Preferred Stock for this purpose), then only the series materially and adversely affected and entitled to vote shall vote to the exclusion of all other series of Preferred Stock.  If all series of Preferred Stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation, or conversion, transfer, domestication or continuance, described above, there shall be required a two-thirds approval of each series that will have a diminished status.

(d)                                 Changes for Clarification.  To the fullest extent permitted by law, without the consent of the holders of Series B Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series B Preferred Stock, the Corporation may supplement any terms of the Series B Preferred Stock:

(i)                                     to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or

(ii)                                  to make any provision with respect to matters or questions arising with respect to the Series B Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

(e)                                  Changes After Provisions for Redemption.  No vote or consent of the holders of Series B Preferred Stock shall be required pursuant to Sections 8(b) and (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to Sections 8(b) and (c), all outstanding shares of Series B Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 7 above, unless in the case of a vote or consent required to authorize stock ranking senior to the Series B Preferred Stock in the distribution of assets on any liquidation, dissolution or winding-up of the Corporation, if all outstanding shares of Series B Preferred Stock are being redeemed with the proceeds from the sale of such stock to be authorized.

(f)                                   Procedures for Voting and Consents.  The rules and procedures for calling and conducting any meeting of the holders of Series B Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board (or a duly authorized committee of the Board), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series B Preferred Stock is listed or traded at the time.  Whether a plurality, majority or other portion of the Series B Preferred Stock and any Voting Preferred Stock has been voted in favor of any matter shall be determined by the Corporation by reference to the respective stated amounts of the shares of the Series B Preferred Stock and Voting Preferred Stock voted or covered by the consent.

9.                                      Record Holders.  To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent for the Series B Preferred Stock may deem and treat the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.

10.                               Notices.  All notices or communications in respect of Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first-class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Articles of Incorporation, in the Bylaws or by applicable law.

11.                               No Conversion Rights.  The Series B Preferred Stock shall not be convertible into, or exchangeable for, shares of Common Stock or any other class or series of stock or other securities of the Corporation.

12.                               No Preemptive Rights.  No share of Series B Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

13.                               Other Rights.  The shares of Series B Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

14.                               Certificates.  The Corporation may, at its option, issue shares of Series B Preferred Stock without certificates.  As long as DTC or its nominee is the registered owner of the Series B Preferred Stock, DTC or its nominee, as the case may be, will be considered the sole owner and holder of all shares of Series B Preferred Stock for all purposes under the instruments governing the rights and obligations of holders of shares of Series B Preferred Stock.  If DTC discontinues providing its services as securities depositary with respect to the shares of Series B Preferred Stock, or if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within 90 days, the Corporation will either print and deliver certificates for the shares of Series B Preferred Stock or provide for the direct registration of the Series B Preferred Stock with the Transfer Agent.  If the Corporation decides to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary), certificates for the shares of Series B Preferred Stock will be printed and delivered to DTC or the Corporation will provide for the direct registration of the Series B Preferred Stock with the Transfer Agent.  Except in the limited circumstances referred to above, owners of beneficial interests in the Series B Preferred Stock:

(a)                                 will not be entitled to have such Series B Preferred Stock registered in their names;

(b)                                 will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the Series B Preferred Stock; and

(c)                                  will not be considered to be owners or holders of the shares of Series B Preferred Stock for any purpose under the instruments governing the rights and obligations of holders of shares of Series B Preferred Stock.